Exhibit 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

KAYDON CORPORATION CLOSES ACQUISITION OF

FABREEKA GROUP HOLDINGS INC.

Ann Arbor, Michigan – June 5, 2012

Kaydon Corporation (NYSE: KDN) today announced that it has completed the acquisition of all of the outstanding shares of Fabreeka Group Holdings, Inc. (“Fabreeka”) pursuant to the definitive agreement announced on May 29, 2012. The $54 million acquisition was financed with borrowings under Kaydon’s existing $250 million credit facility.

Fabreeka, based in Stoughton, Massachusetts, is a leading provider of engineered vibration-isolation and shock-control products, including isolation pads, metal isolators and highly engineered vibration solutions serving a diverse customer base across numerous end-markets including test and measurement, industrial machinery, manufacturing, precision equipment and aerospace and defense. Fabreeka had sales of approximately $27 million in 2011 and will join Kaydon’s Velocity Control Products segment. Kaydon expects the transaction to be accretive within the first twelve months of ownership.

Kaydon Chairman and Chief Executive Officer James O’Leary stated, “We are delighted to welcome Fabreeka and its outstanding employees into Kaydon. The addition of Fabreeka to our Velocity Control Products segment expands our complementary product capabilities in this important segment, and continues our strategy of growing our portfolio of highly engineered businesses with high margin, high value-added industry leaders.”

About Kaydon

Kaydon Corporation is a leading designer and manufacturer of custom engineered, performance-critical products, supplying a broad and diverse group of alternative-energy, military, industrial, aerospace, medical and electronic equipment, and aftermarket customers.

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This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, expectations regarding acquired businesses and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectation about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances.

Contact:	James O’Leary	READ IT ON THE WEB
	Chairman and Chief Executive Officer	http://www.kaydon.com
(734) 680-2025

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